Filed pursuant to Rule 424(b)(2)
Registration No. 333-162822

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Debt securities	€750,000,000(1)	US$	73,624.38(2)

(1)	The amount in euros is equivalent to US$1,032,600,000.00 based on the exchange rate in effect on March 16, 2010 (U.S.$1.3768 per €1.00), as reported by Bloomberg L.P.

(2)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To prospectus dated November 3, 2009)

Vale S.A.

€750,000,000 4.375% Notes due 2018

Vale S.A. (“Vale”) is offering €750,000,000 aggregate principal amount of its 4.375% Notes due 2018. Vale will pay interest on the notes annually on March 24 of each year, beginning March 24, 2011. Vale will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the notes.

Vale may redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed and a “make whole” amount described under “Description of the Notes — Optional Redemption” in this prospectus supplement plus accrued and unpaid interest on such notes to the date of redemption. Upon the imposition of certain withholding taxes, Vale may also redeem the notes in whole, but not in part, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

The notes will be unsecured obligations of Vale and will rank equally with Vale’s unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof.

We have applied to list the notes on the official list of the Luxembourg Stock Exchange and have them admitted to trading on the regulated market of the Luxembourg Stock Exchange.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

This document is an advertisement for purposes of applicable measures implementing Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”). A prospectus prepared pursuant to the Prospectus Directive (and documents incorporated by reference) will be available on the Web site of the Luxembourg Stock Exchange (http://www.bourse.lu/).

	Per note	Total

Public offering price(1)	99.564%	€746,730,000
Underwriting discount	0.36%	€2,700,000
Proceeds, before expenses, to Vale	99.204%	€744,030,000

(1)	Plus accrued interest from March 24, 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in registered global form only and deposit them with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme on or about March 24, 2010.

BNP PARIBAS	Crédit Agricole CIB	HSBC	Santander Global Banking & Markets

The date of this prospectus supplement is March 17, 2010.

Prospectus Supplement

Prospectus

i

RESPONSIBILITY STATEMENT

We accept responsibility for the information contained in this prospectus. To the best of our knowledge and belief (having taken all reasonable care to ensure that such is the case), the information regarding Vale and the notes contained (or incorporated by reference) in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

INVESTOR INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

NOTICE TO INVESTORS REGARDING LISTING PROSPECTUS

Application has been made to list the notes on the official list of the Luxembourg Stock Exchange and to admit to trading on the regulated market of the Luxembourg Stock Exchange. Documents used in connection with such listing (collectively referred to as the listing prospectus) are likely to contain similar information to that contained in this marketing document. However, it is possible that we may be required (under applicable law, rules, regulations or guidance applicable to the listing of securities or otherwise) to make in the listing prospectus certain changes or additions to or deletions from the information contained herein. Furthermore, certain events might occur or circumstances might arise between publication of this document and the listing that would require additional or different disclosure to be made in the listing prospectus. If the listing is effected, potential investors in the European Economic Area or elsewhere may wish to refer to the listing prospectus in the context of any investment decision relating to the notes.

ii

ENFORCEMENT OF CIVIL LIABILITIES

A final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the notes would be recognized in the courts of Brazil and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). This ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•	the judgment was issued by a competent court either after proper service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	the judgment is not subject to appeal;

•	the judgment has been authenticated by a Brazilian consulate in the State of New York;

•	the judgment has been translated into Portuguese by a certified sworn translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

•	Civil actions may be brought before Brazilian courts in connection with this prospectus supplement based on the federal securities laws of the United States, and Brazilian courts may enforce such liabilities in such actions against Vale (provided that the relevant provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

•	The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by Brazilian law. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of a suit in Brazil must post a bond to cover the legal fees and court expenses of the defendant, unless there are real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the notes.

OVERVIEW

This overview highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. In this prospectus supplement, unless the context otherwise requires, references to “Vale,” “we,” “us” and “our” refer to Vale S.A., its consolidated subsidiaries, its joint ventures and other affiliated companies, taken as a whole. The company adopted the name Vale S.A. in May 2009. Accordingly, certain documents incorporated by reference (such as Vale’s 2008 annual report) refer to Vale by its former name, Companhia Vale do Rio Doce.

We are the second-largest metals and mining company in the world and the largest in the Americas, based on market capitalization. We are the world’s largest producer of iron ore and iron ore pellets and the world’s second-largest producer of nickel. We are one of the world’s largest producers of manganese ore, ferroalloys, bauxite and kaolin. We also produce alumina, aluminum, copper, coal, potash, cobalt, platinum group metals (“PGMs”) and other products. To support our growth strategy, we are actively engaged in mineral exploration efforts in 21 countries around the globe. We operate large logistics systems in Brazil, including railroads, maritime terminals and a port, which are integrated with our mining operations. In addition, we are building a maritime freight portfolio to transport iron ore. Directly and through affiliates and joint ventures, we have investments in the energy and steel businesses.

The following table presents the breakdown of our total operating revenues attributable to each of our main lines of business, each of which is described following the table.

	Year Ended December 31,
	2007			2008			2009
	US$ million		% of total	US$ million		% of total	US$ million		% of total

Ferrous minerals:
Iron ore	US$	11,908	36.0%	US$	17,775	46.2%	US$	12,831	53.6%
Iron ore pellets		2,738	8.3		4,301	11.2		1,352	5.6
Manganese		69	0.2		266	0.7		145	0.6
Ferroalloys		719	2.2		1,211	3.1		372	1.6
Pig iron		81	0.2		146	0.4		45	0.2

Subtotal — ferrous minerals		15,515	46.9		23,699	61.6		14,745	61.6
Non-ferrous minerals and metals:
Nickel(1)		10,043	30.3		5,970	15.5		3,260	13.6
Aluminum		2,722	8.2		3,042	7.9		2,050	8.6
Copper		1,985	6.0		2,029	5.3		1,130	4.7
PGMs(1)		314	1.0		401	1.0		132	0.6
Potash		178	0.6		295	0.8		413	1.7
Other precious metals(1)		113	0.3		111	0.3		65	0.3
Other non-ferrous minerals(2)		374	1.1		420	1.1		215	0.9

Subtotal — non-ferrous minerals/metals		15,729	47.5		12,268	31.9		7,265	30.4
Coal		178	0.5		577	1.5		505	2.1
Logistics services		1,525	4.6		1,607	4.2		1,104	4.6
Other investments		168	0.5		358	0.8		320	1.3

Total operating revenues		33,115	100.0		38,509	100.0		23,939	100.0

(1)	Revenues included in the nickel product segment in our consolidated financial statements.

(2)	Includes kaolin and cobalt.

•	Ferrous minerals:

•	Iron ore and iron ore pellets. We operate three systems in Brazil for producing and distributing iron ore. The Northern and the Southeastern Systems are fully integrated, consisting of mines, railroads, a maritime terminal and a port. The Southern System consists of three mining complexes and two maritime terminals. We operate 10 pellet-producing facilities in Brazil, one of which is a joint venture. We also have a 50% stake in a joint venture that owns three pelletizing plants in Brazil and a 25% stake in a pellet company in China.

•	Manganese and ferroalloys. We conduct our manganese mining operations through subsidiaries in Brazil, and we produce several types of manganese ferroalloys through subsidiaries in Brazil, France and Norway.

•	Non-ferrous minerals:

•	Nickel. Our principal nickel mines and processing operations are conducted by our wholly-owned subsidiary Vale Inco Limited, which has mining operations in Canada and Indonesia. We own and operate, or have interests in, nickel refining facilities in the United Kingdom, Japan, Taiwan, South Korea and China.

•	Aluminum. We are engaged in bauxite mining, alumina refining, and aluminum metal smelting. In Brazil, we own a bauxite mine, an alumina refinery and an aluminum smelter. We have a 40% interest in Mineração Rio do Norte S.A., a bauxite producer, operations of which are also located in Brazil.

•	Copper. We have copper mining operations in Brazil and Canada. In Brazil, we produce copper concentrates at Sossego in Carajás, in the state of Pará. In Canada, we produce copper concentrate, copper anode and copper cathode in conjunction with our nickel mining operations at Sudbury, Thompson and Voisey Bay.

•	Potash. We are Brazil’s sole producer of potash, with operations in Rosario do Catete, in the state of Sergipe.

•	PGMs. We produce platinum-group metals as by-products of our nickel mining and processing operations in Canada. The PGMs are concentrated at our Port Colborne facilities, in the Province of Ontario, Canada, and refined at our precious metals refinery in Acton, England.

•	Other precious metals. We produce gold and silver as by-products of our nickel mining and processing operations in Canada. Some of these precious metals are upgraded at our facilities in Port Colborne, Ontario, and all are refined by unrelated parties in Canada.

•	Other non-ferrous minerals. We are the world’s fourth-largest producer of kaolin for the paper industry. We produce cobalt as a by-product of our nickel mining and processing operations in Canada and refine it at our Port Colborne facilities.

•	Coal. We produce metallurgical and thermal coal through Vale Australia Holdings, which operates coal assets in Australia through wholly-owned subsidiaries and unincorporated joint ventures. Through our subsidiary Vale Colombia, we produce thermal coal in the Cesar department of Colombia. We also have minority interests in Chinese coal and coke producers.

•	Logistics services. We are a leading provider of logistics services in Brazil, with railroads, maritime terminals and a port. Two of our three iron ore systems incorporate an integrated railroad network linked to automated port and terminal facilities, which provide rail transportation for our mining products, general cargo and passengers, bulk terminal storage, and ship loading services for our mining operations and for customers. We also have a 31.3% interest in Log-In Logística Intermodal S.A., which provides container-based logistics services in Brazil, and a 41.5% interest in MRS Logística S.A., which transports our iron ore products from the Southern System mines to our Guaíba Island and Itaguaí maritime terminals, in the state of Rio de Janeiro.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of the Debt Securities” in the accompanying prospectus. In this description of the offering, references to Vale mean Vale S.A. only and do not include any of Vale’s subsidiaries or affiliated companies.

Issuer	Vale S.A.

Notes offered	€750,000,000 aggregate principal amount of 4.375% Notes due 2018

Issue price	99.564% of the principal amount

Maturity	March 24, 2018

Interest rate	The notes will bear interest at the rate of 4.375% per annum from March 24, 2010 based upon a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.

Interest payment dates	Interest on the notes will be payable annually on March 24 of each year, beginning March 24, 2011.

Ranking	The notes are general obligations of Vale and are not secured by any collateral. Your right to payment under these notes will be:

• junior to the rights of secured creditors of Vale to the extent of their interest in Vale’s assets;

• equal with the rights of creditors under all of Vale’s other unsecured and unsubordinated debt; and

• effectively subordinated to the rights of any creditor of a subsidiary of Vale over the assets of that subsidiary.

Covenants	The indenture governing the notes contains restrictive covenants that, among other things and subject to certain exceptions, limit Vale’s ability to: merge or transfer assets, and incur liens.

For a more complete description of these covenants, see “Description of the Notes — Covenants” in this prospectus supplement and “Description of the Debt Securities — Certain Covenants” in the accompanying prospectus.

Further issuances	Vale reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the series of notes offered hereby. Vale may also issue other securities under the indenture which have different terms and conditions from the notes.

Payment of additional amounts	Vale will pay additional amounts in respect of any payments under the notes so that the amount you receive after Brazilian withholding tax will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions as described under “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus.

Optional redemption	Vale may redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed and a “make whole” amount described under “Description of the Notes — Optional Redemption” in this prospectus supplement plus accrued and unpaid interest on such notes to the date of redemption.

Tax redemption	If, due to changes in Brazilian law relating to withholding taxes applicable to payments of interest, Vale is obligated to pay additional amounts on the notes in respect of Brazilian withholding taxes at a rate in excess of 15%, Vale may redeem the notes in whole, but not in part, at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including funding our capital expenditures, managing the currency and maturity profile of our liabilities, and potentially making acquisitions. See “Use of Proceeds”.

Listing and admission to trading	We have applied to list the notes on the official list of the Luxembourg Stock Exchange and have them admitted to trading on the regulated market.

Rating	The notes have been assigned a foreign currency rating of “Baa2” by Moody’s, “BBB+” by Standard & Poor’s, “BBB” by Fitch Ratings and “BBB(high)” by DBRS. Ratings are not a recommendation to purchase, hold or sell notes, as ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Vale and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing notes. Each rating should be evaluated independently of any other rating.

Form and denomination	The notes will be issued only in registered form in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof.

Risk factors	See “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the notes.

Common Code	049736274

ISIN	XS0497362748

RECENT DEVELOPMENTS

For a discussion of our results of operations for the year ended December 31, 2009 and recent material developments, see our report on Form 6-K furnished to the U.S. Securities and Exchange Commission on March 11, 2010, which is incorporated by reference in this prospectus.

RISK FACTORS

Our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, includes extensive risk factors relating to our business. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making a decision to invest in the notes.

Risks Relating to the Notes

There may not be a liquid trading market for the notes.

The notes are an issuance of new securities with no established trading market. There can be no assurance that a liquid trading market for the notes will develop or, if one develops, that it will be maintained. If an active market for the notes does not develop, the price of the notes and the ability of a holder of notes to find a ready buyer will be adversely affected.

We may not be able to make payments in euros.

In the past, the Brazilian economy has experienced balance of payment deficits and shortages in foreign exchange reserves, and the government has responded by restricting the ability of Brazilian persons or entities to convert reais into foreign currencies. The government may institute a restrictive exchange control policy in the future. Any restrictive exchange control policy could prevent or restrict our access to euros, and consequently our ability to meet our euro obligations and could also have a material adverse effect on our business, financial condition and results of operations.

In case of bankruptcy, we would be required to pay amounts only in reais.

Any judgment obtained against Vale in the courts of Brazil in respect of any of Vale’s payment obligations under the notes would be expressed in the real equivalent of such sum. Accordingly, in case of bankruptcy, all credits held against Vale denominated in foreign currency would be converted into reais at the prevailing commercial exchange rate on the date of declaration of bankruptcy by the judge. Further authorization by the Central Bank of Brazil would be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

Developments in other countries may affect prices for the notes.

The market value of securities of Brazilian companies is, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in such countries may differ significantly from economic conditions in Brazil, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Brazilian issuers. For example, in October 1997, prices of both Brazilian debt securities and Brazilian equity securities dropped substantially, precipitated by a sharp drop in the value of securities in Asian markets. The market value of the notes could be adversely affected by events elsewhere, especially in emerging market countries.

Holders in some jurisdictions may not receive payment of gross-up amounts for withholding in compliance with the EU Directive on taxation of savings income.

Austria and Luxembourg have opted out of certain provisions of an EU Directive regarding taxation of savings income and are instead, during a transitional period, applying a withholding tax on payments of interest, at a rate of up to 35%. Neither we nor the paying agent (nor any other person) would be required to pay additional amounts in respect of the notes as a result of the imposition of withholding tax by any member state of the European Union or another country or territory which has opted for a withholding system. For more information, see “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus and under “Certain Tax Considerations — European Union Savings Directive,” An investor should consult a tax adviser to determine the tax consequences of holding the notes for such investor.

USE OF PROCEEDS

The aggregate proceeds of this global offering, net of fees and expenses, including underwriting discounts and commissions, will be approximately €741.6 million. We intend to use the net proceeds of the global offering for general corporate purposes, including funding our capital expenditures, managing the currency and maturity profile of our liabilities, and potentially making acquisitions. We regularly review possible opportunities for strategic acquisitions, and in the current period of consolidation in the global mining industry, attractive new opportunities may arise and we could make one or more acquisitions, which could require a substantial amount of funding.

CAPITALIZATION

The table below sets forth Vale’s consolidated capitalization at December 31, 2009 on an actual basis and as adjusted to give effect to the issuance of the notes offered hereby. You should read this table together with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At December 31, 2009
	Actual		As adjusted
	US$ million (unaudited)

Debt included in current liabilities:
Current portion of long-term debt	US$	2,933	US$	2,933
Short-term debt		30		30
Loans from related parties		19		19

Total	US$	2,982	US$	2,982

Debt included in long-term liabilities (excluding current portion):
Secured	US$	719	US$	719
Notes offered hereby		—		1,021
Other unsecured		19,179		19,179

Total		19,898		20,919

Stockholders’ equity:
Preferred shares — 7,200,000,000 shares authorized and 2,108,579,618 issued		9,727		9,727
Common shares — 3,600,000,000 shares authorized and 3,256,724,482 issued		15,262		15,262
Treasury shares — 74,997,899 common and 77,581,904 preferred shares		(1,150)		(1,150)
Additional paid-in capital		411		411
Mandatorily convertible notes — common shares		1,578		1,578
Mandatorily convertible notes — preferred shares		1,225		1,225
Retained earnings:
Undistributed		28,508		28,508
Unappropriated		3,182		3,182
Other cumulative comprehensive loss		(1,808)		(1,808)
Total Company stockholders’ equity		56,935		56,935
Non-controlling interests		2,831		2,831

Total		59,766		59,766

Total capitalization (total stockholders’ equity plus total debt included in long-term and current liabilities)	US$	82,646	US$	83,667

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under the heading “Description of the Debt Securities.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making a decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement. In this description and in the related section entitled “Description of the Debt Securities” in the accompanying prospectus, references to “Vale” mean Vale S.A. only and do not include any of Vale’s subsidiaries or affiliated companies.

General

Vale will offer the notes under an indenture and a first supplemental indenture, each to be dated as of March 24, 2010, among Vale and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent, The Bank of New York Mellon Trust (Japan), Ltd., as principal paying agent, and The Bank of New York (Luxembourg) S.A., as Luxembourg registrar, paying agent and transfer agent. The notes will be issued only in fully registered form without coupons in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof. The notes will be unsecured and will rank equally with all of Vale’s other existing and future unsecured and unsubordinated debt.

Principal and Interest

The 4.375% Notes due 2018 will be issued in an initial aggregate principal amount of €750,000,000. The notes will mature on March 24, 2018. The notes will bear interest at 4.375% per annum from March 24, 2010. Interest on the notes will be payable annually on March 24 of each year, beginning March 24, 2011, to the holders in whose names the notes are registered at the close of business on March 9, immediately preceding the related interest payment date.

Vale will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. Vale will compute interest on the notes on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.

If any payment is due on the notes on a day that is not a business day, Vale will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

Business day means each Target System Day. A “Target System Day” is any day in which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market. With respect to notes in certificated form, the reference to business day will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

Rating

The notes have been assigned a foreign currency rating of “Baa2” by Moody’s, “BBB+” by Standard & Poor’s, “BBB” by Fitch Ratings and “BBB(high)” by DBRS. Ratings are not a recommendation to purchase, hold or sell notes, as ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Vale and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing notes. Each rating should be evaluated independently of any other rating.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus, Vale will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes will equal the amounts that would have been payable in the absence of such withholding or deduction. See “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus.

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund, meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption with “Make-Whole” Amount

We will have the right at our option to redeem any of the notes, in whole at any time, or in part from time to time, prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (calculated using a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed) at the Bund Rate plus 25 basis points (the “Make-Whole Amount”), plus accrued interest on the principal amount of the notes to the date of redemption.

“Bund Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

(1) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the remaining term of the series of notes to be redeemed and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes and of a maturity most nearly equal to the remaining term of the series of notes to be redeemed; provided, however, that, if the remaining term of the series of notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term of the series of notes to be redeemed is less than one year, a fixed maturity of one year shall be used;

(2) “Comparable German Bund Price” means, with respect to any redemption date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the trustee obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3) “Reference German Bund Dealer” means each of Banco Santander, S.A., BNP Paribas S.A., Crédit Agricole Corporate and Investment Bank and HSBC Trinkaus & Burkhardt AG, or their affiliates, which are dealers of German Bundesanleihe securities and one other leading dealer of German Bundesanleihe securities reasonably designated by Vale; provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities, Vale will substitute therefor another dealer of German Bundesanleihe securities; and

(4) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the trustee of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Optional Tax Redemption

The notes are redeemable prior to maturity, upon the occurrence of certain changes in the tax laws of Brazil as a result of which Vale becomes obligated to pay additional amounts on the notes in respect of withholding taxes at a rate in excess of 15%, in which case Vale may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. See “Description of the Debt Securities — Optional Tax Redemption” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting the ability of Vale to incur debt and take other specified actions and the ability of Vale to incur liens and merge with other entities. You should read the information under the heading “Description of the Debt Securities — Certain Covenants” in the accompanying prospectus.

Events of Default

Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading “Description of the Debt Securities — Events of Default” in the accompanying prospectus.

Further Issuances

Vale reserves the right to issue, from time to time, without the consent of the holders of the notes, additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Additional notes that are treated as a single class for non-tax purposes may be treated as separate issues for U.S. federal income tax purposes. In such case, such additional notes may be considered to have been issued with original issue discount, as defined in the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder, which may affect the market value of the notes, since such additional notes may not be distinguishable from the notes.

Vale may also issue other securities under the indenture that have different terms from the notes. Vale has the right, without the consent of the holders, to guarantee debt of its other subsidiaries.

Transfer Agent

Vale may appoint one or more financial institutions to act as its transfer agents, at whose designated offices the notes in certificated form must be surrendered before payment is made at their maturity. Each of those offices is referred to as a transfer agent. The initial transfer agent is the trustee, at its corporate trust office. Vale may add, replace or terminate transfer agents from time to time, provided that if any notes are issued in certificated form, so long as such notes are outstanding, Vale will maintain a transfer agent in New York City. Vale must notify you of changes in the transfer agents pursuant to the provisions described under “Description of the Debt Securities — Notices” in the accompanying prospectus. If Vale issues notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the transfer agent. Vale will not charge any fee for the registration of transfer or exchange, except that Vale may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Book-Entry Ownership, Denomination and Transfer Procedures for the Notes

We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable. We have accurately reproduced this information and, as far as we are aware and are able to ascertain from information published by such sources, no facts have been omitted which would render the reproduced information inaccurate or misleading. However, we do not assume responsibility for the accuracy of this information.

Book-Entry Ownership

We will issue the notes as a global note registered in the name of The Bank of New York Depositary (Nominees) Limited (having a mailing address of 30 Cannon Street, London, EC4M6XH); as common depositary for Clearstream, Luxembourg and Euroclear. Investors may indirectly hold interests in the global notice (i.e., book-entry interests) through organizations that participate, directly or indirectly, in Clearstream, Luxembourg or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

Denomination

Beneficial interests in the global notes will be held in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof.

Transfer Procedures

Notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	Clearstream, Luxembourg and Euroclear are closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announce an intention to permanently cease business or have in fact done so, and no successor clearing system is available within 90 days;

•	we in our sole discretion decide to authorize the exchange and notify the trustee of our decision; or

•	certain events provided in the indenture occur, including the occurrence and continuation of an event of default with respect to the notes.

If any of these events occurs, we will reissue and the trustee will authenticate the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture. In all cases, certificated notes delivered in exchange for a global note will be registered in the names, and issued in any approved denominations, requested by the common depository and will bear a legend indicating the transfer restrictions of the related global note.

Payment and Paying Agents

We will make principal and interest payments on all notes represented by a global note to a paying agent which in turn will make payment to the common depositary for Clearstream, Luxembourg and Euroclear, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will not have responsibility or liability for:

•	any aspect of the records of Clearstream, Luxembourg or Euroclear relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

•	any other aspect of the relationship between Euroclear or Clearstream, Luxembourg and their participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any records of Clearstream, Luxembourg or Euroclear relating to those beneficial ownership interests.

Book-entry notes may be more difficult to pledge because of the lack of a physical note.

Clearstream, Luxembourg

Clearstream, Luxembourg was formed as a limited liability company under Luxembourg law. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Euroclear and Clearstream, Luxembourg.

As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks. Clearstream, Luxembourg customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg.

Distribution with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Euros. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the “Cooperative”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear system on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Operator.

The foregoing information about Euroclear and Clearstream, Luxembourg has been provided by each of them for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants and accountholders of Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Vale, nor the trustee nor any of the trustee’s agents will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

While a note in global form is lodged with the custodian, notes represented by individual definitive notes will not be eligible for clearing or settlement through Euroclear or Clearstream, Luxembourg.

Individual Definitive Notes

Registration of title to notes in a name other than The Bank of New York Depositary (Nominees) Limited will not be permitted unless (i) Euroclear or Clearstream, Luxembourg has notified us that it is unwilling or unable to continue as depositary for the notes in global form and we do not or cannot appoint a successor depositary within 90 days or (ii) Vale decides in its sole discretion to allow some or all book-entry notes to be exchangeable for definitive notes in registered form. In such circumstances, Vale will cause sufficient individual definitive notes to be executed and delivered to the registrar for completion, authentication and dispatch to the relevant holders of notes. Payments with respect to definitive notes may be made through the transfer agent. A person having an interest in the notes in global form must provide the registrar with a written order containing instructions and such other information as the registrar and we may require to complete, execute and deliver such individual definitive notes.

If Vale issues notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the transfer agent, The Bank of New York Mellon. Vale will not charge any fee for the registration or transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

All money paid by Vale to the paying agents for the payment of principal and interest on the notes which remains unclaimed at the end of two years after the amount is due to a holder will be repaid to Vale, and thereafter holders of notes in certificated form may look only to Vale for payment.

CERTAIN TAX CONSIDERATIONS

The following discussion summarizes certain Brazilian and U.S. federal income tax considerations that may be relevant to the ownership and disposition of the notes acquired in this offering for the original price. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Brazilian Tax Considerations

The following information is a summary of the Brazilian tax considerations relating to an investment in the notes by an individual, a company, a trust, an organization or any other entity considered as resident or domiciled outside Brazil for tax purposes (a “Non-resident Holder”). It is based on the tax laws of Brazil as in effect on the date hereof and is subject to possible changes in Brazilian law that may come into effect after such date. The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the notes. Prospective investors should consult their own tax advisers as to the consequences of purchasing the notes, including, without limitation, the consequences of the receipt of interest and the sale, redemption or repayment of the notes.

Payments under the Notes

Interest, fees, commissions (including any original issue discount and any redemption premium) and any other income payable by Vale to a Non-resident Holder in respect of the notes are subject to Brazilian withholding tax at a rate of 15%, unless (i) another lower rate is provided for in a tax treaty between Brazil and the country where the Non-resident Holder is domiciled; or (ii) the Non-resident Holder is domiciled in a country or jurisdiction that does not impose any income tax or that imposes an income tax at a maximum rate of less than 20% or where the local legislation impose restrictions on disclosing the shareholding composition or the ownership of the investment (a ‘” Tax Haven Jurisdiction”), and the notes are redeemed or liquidated prior to 96 months after the date of issuance, in which case the applicable rate is 25%.

Brazil and Japan are signatories to a treaty for the avoidance of double taxation that provides for a rate of 12.5% for withholding income tax in respect of interest payable pursuant to debt obligations. If Vale is not entitled to rely on this treaty in connection with payments of interest under the notes, any such payments will be subject to Brazilian withholding tax at the rates indicated in the previous paragraph.

Law 11,727, enacted in June 2008, broadened the concept of tax haven jurisdiction, also known as a “privileged tax regime”, in the context of transactions subject to Brazilian transfer pricing rules. Due to the recent enactment of this law and the fact that implementing regulations have not been promulgated, it is not clear whether this privileged tax regime concept will also be applied to interest payments in respect of notes made to Non-resident Holders. Non-resident Holders are encouraged to consult their own tax advisors from time to time about the changes implemented by Law 11,727 and by any Brazilian tax law or regulation relating to the concept of a tax haven jurisdiction. If payments of interest on the notes made to a Non-resident Holder were subject to the privileged tax regime rules, the applicable rate on such payments would be 25%.

Vale will, subject to certain exceptions, pay additional amounts in respect of such withholding or deduction so that the net amount received by the Non-resident Holder after such withholding or deduction equals the amount of principal or interest that would have been received in the absence of such withholding or deduction. However, Vale may redeem the notes in the event that it is obligated, as a result of a change in law, to pay additional amounts in respect of Brazilian withholding taxes at a rate in excess of 15%; see “Description of the Notes — Payment of Additional Amounts” in this prospectus supplement and “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus.

Sale of the Notes

The sale of property located in Brazil involving Non-resident Holders is subject to Brazilian income tax. We have been advised that the notes do not, for tax purposes, qualify as property located in Brazil and should not therefore be subject to Brazilian withholding tax. However, we cannot assure you that this interpretation would be upheld under any circumstance.

Other Brazilian Taxes

Generally, there are no inheritance, gift, succession, stamp, or other similar taxes in Brazil with respect to the ownership, transfer, assignment or any other disposition of notes by a Non-resident Holder, except for gift inheritance taxes imposed by some Brazilian states on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

United States Tax Considerations

The following summary sets forth certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary is based upon existing U.S. federal income tax law as at the date of this prospectus supplement, which is subject to change, possibly with retroactive effect, and different interpretations. This summary does not purport to discuss all aspects of U.S. federal income taxation which may be relevant to the particular circumstances of investors, and does not apply to investors subject to special tax rules, such as financial institutions, insurance companies, dealers in securities or currencies, traders in securities or currencies electing to mark their positions to market, regulated investment companies, U.S. expatriates, tax-exempt organizations, persons holding notes as part of a position in a “straddle” or as part of a hedging transaction, constructive sale or conversion transaction for U.S. tax purposes, investors whose functional currency is not the dollar or persons who own, directly or indirectly, 10 percent or more of our voting power. In addition, this summary does not discuss any foreign, state or local tax considerations, or any aspect of U.S. federal tax law other than income taxation. This summary only applies to holders that purchase notes at initial issuance for an amount of cash equal to their issue price and that hold the notes as “capital assets” (generally, property held for investment) within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Prospective investors should consult their own tax advisers regarding the U.S. federal, state and local, as well as foreign income and other, tax considerations of investing in the notes.

For purposes of this summary, a U.S. Holder means a beneficial owner of notes who is (i) an individual that is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 19, 1996, or (v) otherwise subject to U.S. federal income tax on a net income basis.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold notes and partners in such partnerships should consult their tax advisers about the U.S. federal income tax consequences of purchasing, holding and disposing of notes.

Payments of Stated Interest

Payments of stated interest on the notes (including any additional amounts and withheld taxes) generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued in accordance with the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. The amount of interest income realized by a U.S. Holder that uses the cash method of tax accounting will be the U.S. dollar value of the Euro interest payment based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder that uses the accrual method of accounting for tax purposes will accrue interest income on the notes in Euro and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder’s taxable year), or, at the accrual basis U.S. Holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”). A U.S. Holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the note.

Interest income in respect of the notes generally will constitute foreign-source income for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. The limitation on foreign income taxes eligible for credit is calculated separately with respect to specific classes of income. In this regard, interest income in respect of the notes will constitute “passive category income” for most U.S. Holders for foreign tax credit purposes.

Subject to generally applicable restrictions and conditions, if any foreign income taxes are withheld on interest payments on the notes, a U.S. Holder generally will be entitled to a foreign tax credit in respect of any such foreign income taxes. Alternatively, the U.S. Holder may deduct such taxes in computing taxable income provided that the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued for the relevant taxable year. The rules regarding foreign tax credits and deduction of foreign income taxes are complex, so U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in respect of foreign income taxes based on their particular circumstances.

Disposition of Notes

A U.S. Holder will generally recognize taxable gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon such sale, exchange, retirement or other disposition (reduced by an amount attributable to accrued but unpaid stated interest, which is taxable in the manner described above under “— Payments of Stated Interest”) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal such U.S. Holder’s initial investment in the note. The tax basis of a note for a U.S. Holder will be the U.S. dollar value of the Euro purchase price on the date of purchase. If the notes will be traded on an established securities market, a cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the cost of such note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to Euro and the immediate use of the Euro to purchase a foreign currency note generally will not result in taxable gain or loss for a U.S. Holder.

Except as discussed below with respect to foreign currency gain or loss, gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be long-term capital gain or loss if the note is held for more than one year. Certain U.S. Holders (including individuals) may be eligible for preferential tax rates in respect of long-term capital gain, which rates currently are scheduled to increase on January 1, 2011. The deductibility of capital losses by U.S. Holders is subject to limitations. If a U.S. Holder receives a payment in Euro in respect of the sale, exchange, redemption, retirement or other disposition of a note, the amount realized will be the U.S. dollar value of the Euro amount received calculated at the exchange rate in effect on the date the note is disposed of or retired. If the notes will be traded on an established securities market, a cash basis U.S. holder, and if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the Euro amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale. The election available to accrual basis U.S. Holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. Despite the foregoing, the gain or loss recognized on the sale, exchange or retirement of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. Holder held the note.

If any foreign income tax is withheld on the sale or other taxable disposition of a note, the amount realized by a U.S. Holder will include the gross amount of the proceeds of that sale or other taxable disposition before deduction of such tax. Capital gain or loss, if any, realized by a U.S. Holder on the sale or other taxable disposition of the notes generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. Consequently, in the case of a gain from the disposition of a note that is subject to foreign income tax, the U.S. Holder may not be able to benefit from a foreign tax credit for the tax unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources. Alternatively, the U.S. Holder may take a deduction for the foreign income tax if the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid during the taxable year.

Backup Withholding and Information Reporting

Payment on the notes and sales or redemption proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded (or credited against such holder’s U.S. federal income tax liability, if any), provided the required information is timely furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisers with respect to the tax consequences to them of the beneficial ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

European Union Savings Directive

Under Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each Member State of the EU is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. However, for a transitional period, Austria and Luxembourg will (unless during such period such Member States elect otherwise) instead operate a withholding system in relation to such payments. Under such withholding system, tax will be deducted unless the recipient of the payment elects instead for an exchange of information procedure. The current rate of withholding is 20% and it will be increased to 35% with effect from July 1, 2011. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to an individual beneficial owner resident in, or certain limited types of entity established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those countries and territories in relation to payments made by a person in a Member State to an individual beneficial owner resident in, or certain limited types of entities established in, one of those countries or territories.

A proposal for amendments to the Savings Directive has been published, including a number of suggested changes which, if implemented, would broaden the scope of the rules described above. Investors who are in any doubt as to their position should consult their professional advisers.

If a payment under a note were to be made by a person in a Member State or another country or territory which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Savings Directive or any law implementing or complying with, or introduced in order to conform to the Savings Directive, neither we nor any paying agent nor any other person would be required to pay additional amounts under the terms of such note as a result of the imposition of such withholding tax. See “Description of the Debt Securities — Payment of Additional Amounts” in the accompanying prospectus.

UNDERWRITING

Vale intends to offer the notes through BNP Paribas, Crédit Agricole Corporate and Investment Bank, HSBC Bank plc and Banco Santander, S.A., the underwriters. Subject to the terms and conditions contained in a terms agreement dated March 17, 2010 among the underwriters and Vale, Vale has agreed to sell to the underwriters and the underwriters have agreed to purchase, severally and not jointly, from Vale, the principal amount of the notes listed below opposite each of their names.

Underwriter	Principal Amount of Notes (€)

BNP Paribas	187,500,000
Crédit Agricole Corporate and Investment Bank	187,500,000
HSBC Bank plc	187,500,000
Banco Santander, S.A.	187,500,000

Total	750,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the terms agreement if any of these notes are purchased. If the underwriters default, the terms agreement provides that the purchase agreement may be terminated.

Vale has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Vale has agreed that it will not, during a period of 30 days from the date of this prospectus supplement, without the written consent of the underwriters, directly or indirectly, issue, sell, offer or contract to sell, grant any option or warrant for the sale of, or otherwise transfer or dispose of, any debt securities of Vale.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the terms agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised Vale that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus. After the initial public offering, the public offering price may be changed. The expenses of the offering, not including the underwriting discount, are estimated to be €2.4 million and are payable by Vale.

Trading Market

We have applied to list the notes on the official list of the Luxembourg Stock Exchange and have them admitted to trading on the regulated market in accordance with the rules and regulations of the Luxembourg Stock Exchange, subject to the satisfaction of its minimum listing standards. We do not intend to apply for listing of the notes on any other securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus come must inform themselves of and observe any of these restrictions.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

EEA Selling Restrictions

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive (as defined below) is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of the notes to the public in that relevant member state prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of the notes to the public in that relevant member state at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of the notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and references to the “Prospectus Directive” mean Directive 2003/71/EC of the European Parliament and of the Council of the European Union of November 4, 2003, and include any relevant implementing measure in each relevant member state.

Austria

Neither this prospectus supplement nor the accompanying prospectus has been or will be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz) as amended. None of this prospectus supplement, the accompanying prospectus or any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act and none of this prospectus supplement, the accompanying prospectus or any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria, save as specifically agreed with the underwriters. No steps may be taken that would constitute a public offering of the notes in Austria and the offering of the notes may not be advertised in Austria. Each underwriter has represented and agreed that it will offer the notes in Austria only in compliance with the provisions of the Austrian Capital Markets Act and all other laws and regulations in Austria applicable to the offer and sale of the notes in Austria.

Belgium

This prospectus supplement and the accompanying prospectus are not intended to constitute a public offer in Belgium and may not be distributed to the public in Belgium. The Belgian Commission for Banking, Finance and Insurance has not reviewed nor approved this prospectus supplement and the accompanying prospectus or commented as to their accuracy or adequacy or recommended or endorsed the purchase of the notes.

Each underwriter has agreed that it will not:

(a) offer for sale, sell or market in Belgium such notes by means of a public offer within the meaning of the Law of 16 June 2006 on the public offer of investment instruments and the admission to trading of investment instruments on a regulated market; or

(b) sell notes to any person qualifying as a consumer within the meaning of Article 1.7 of the Belgian law of 14 July 1991 on consumer protection and trade practices unless such sale is made in compliance with this law and its implementing regulation.

France

Each Underwriter agrees that (i) no prospectus has been prepared in connection with the offering of the notes that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers, and (ii) it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the Base Prospectus, the Preliminary Prospectus, the Final Prospectus, the relevant Final Term Sheet or any other offering material relating to the notes, and that such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) investing for their own account, all as defined in Articles L.411-2 and D.411-1 to D.411-4 of the Code monétaire et financier. The direct or indirect distribution to the public in France of any so acquired notes may be made only as provided by Articles L.411-1 to L.411-4, L.412-1 and L.621-8 to L.621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Ireland

Each underwriter has represented and agreed that it will not underwrite or place the notes in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.

Italy

The offering of the notes has not been registered with the Commissione Nazionale per le Società e la Borsa (the “CONSOB”) pursuant to Italian securities legislation and, accordingly, each underwriter has represented that it has not offered, sold or delivered any notes or distributed copies of this prospectus supplement, the accompanying prospectus or any other document relating to the notes in the Republic of Italy and will not offer, sell or deliver any notes or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to the notes in the Republic of Italy other than to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1st July, 1998, as amended.

Any offer, sale or delivery of the notes or distribution of copies of this prospectus supplement, accompanying prospectus or any other document relating to the notes in the Republic of Italy must be (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Legislative Decree No. 58 of February 24, 1998 (Financial Services Act) and Legislative Decree No. 385 of 1st September, 1993 (the Banking Act); (b) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and (c) in compliance with any other applicable laws and regulations.

In any case the notes shall not be placed, sold or offered either in the primary or the secondary market to individuals residing in Italy.

Spain

Each underwriter has represented and agreed that the notes may not be offered, sold or distributed in the Kingdom of Spain save in accordance with the requirements of Law 24/1988, of 28 July, of the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and Royal Decree 1310/2005, of 4 November 2005, partially developing Law 24/1988, of 28 July, of the Securities Market in connection with listing of securities in secondary official markets, initial purchase offers, rights issues and the prospectus required in these cases (Real Decreto 1310/2005, de 4 de noviembre, por el que se dearrolla parcialmente la Ley 24/1988, de 28 de Julio, del Mercado de Valores, en material de admisión a negociación de valores en mercados secundarios oficiales, de ofertas públicas de venta o suscripción y del folleto exigible a tales efectos), as amended and restated, or as further amended, supplemented or restated from time to time. Neither the notes nor this prospectus nor any other offering materials relating to the notes have been verified or registered in the administrative registries of the Spanish Securities Exchange Commission (Comisión Nacional de Mercado de Valores).

Portugal

Each underwriter has represented and agreed that:

•	no document, circular, advertisement or any offering material in relation to the notes has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários, the “CMVM”);

•	it has not directly or indirectly taken any action or offered, advertised or sold or delivered and will not directly or indirectly offer, advertise, sell, re-sell, re-offer or deliver any notes in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the notes as an issue or public placement of securities in the Portuguese market;

•	it has not, directly or indirectly, distributed and will not, directly or indirectly, distribute to the public this prospectus supplement or accompanying prospectus, or any document, circular, advertisements or any offering material;

•	all offers, sales and distributions of the notes have been and will only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement of notes (oferta particular), all in accordance with the Portuguese Securities Code;

•	pursuant to the Portuguese Securities Code the private placement in Portugal or to Portuguese residents of notes by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes; and

•	it will comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations, in any such case that may be applicable to it in respect of any offer or sales of the notes by it in Portugal.

Each underwriter has represented and agreed that it shall comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive regarding the placement of any notes in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, and that such placement shall only be authorized and performed to the extent that there is full compliance with such laws and regulations.

United Kingdom

Each underwriter has represented, warranted and agreed that:

•	it and each of its affiliates has not offered or sold, and will not offer or sell any of the notes to persons in the United Kingdom in circumstances which have resulted in or will result in any of the notes being or becoming the subject of an offer of transferable securities to the public as defined in Section 102B of the Financial Services and Markets Act 2000, as amended (the “FSMA”);

•	it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Vale; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any of the notes in, from or otherwise involving the United Kingdom.

Switzerland

The offering and sale of the notes may only be made in Switzerland on the basis of a private placement, and not as a public offering. The notes will not be listed on the SWX Swiss Exchange. Neither this prospectus supplement nor the accompanying prospectus, therefore, constitutes a prospectus within the meaning of Art. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SWX Swiss Exchange.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance or to any persons in the circumstances referred to in clause (b) above.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to the exceptions under Section 274 and Section 275 of the Securities and Futures Act of Singapore, Chapter 289 (the “SFA”). Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor specified in Section 274 of the SFA, (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

None of this prospectus supplement, the accompanying prospectus or any other offering material distributed by any of the underwriters relating to the notes has been or will be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to the exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for the subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person under Section 275(1) and/or any person under Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Brazil

The underwriters have not offered or sold, and will not offer or sell any notes in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The notes have not been, and will not be, registered with the Comissão de Valores Mobiliários.

Cayman Islands

None of the notes may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Cayman Islands.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

VALIDITY OF THE NOTES

The validity of the notes offered and sold in this offering will be passed upon for Vale by Cleary Gottlieb Steen & Hamilton LLP and for the underwriters by Gibson, Dunn & Crutcher LLP. Certain matters of Brazilian law relating to the notes will be passed upon by Mr. Fabio Eduardo de Pieri Spina, the general counsel of Vale. Pinheiro Guimarães — Advogados will pass upon certain matters of Brazilian law relating to the notes for the underwriters.

EXPERTS

PricewaterhouseCoopers, an independent registered public accounting firm, audited our consolidated financial statements incorporated herein by reference to our report on Form 6-K furnished to the SEC on March 11, 2010. We have incorporated by reference this 6-K in reliance on the report contained therein of PricewaterhouseCoopers, given on the authority of such firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus supplement. When you make your investment decision, you should rely only on the information contained or incorporated by reference herein. We have not authorized anyone to provide you with any other information. We incorporate by reference the following document:

•	our report on Form 6-K furnished to the SEC on March 11, 2010 containing (i) our results of operations for the year ended December 31, 2009, (ii) material recent developments, (iii) selected financial data, and (iv) our audited consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 and the related report of PricewaterhouseCoopers.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of such document. Requests should be directed to Vale’s Investor Relations Department, Avenida Graça Aranha, No. 26, 12th floor, 20030-900 Rio de Janeiro, RJ, Brazil (telephone no: 55 21-3814-4540). Additionally, for so long as any notes shall be outstanding, copies of our financial statements for the then current fiscal year may be inspected on the Web site of the U.S. Securities and Exchange Commission at http://www.sec.gov/ or on our Web site at http://www.vale.com/. The information on our Web site is not part of this prospectus.

GENERAL INFORMATION

Authorizations

Prior to the date of this prospectus supplement, we obtained all necessary consents, approvals and authorizations in connection with the issuance of the notes and the performance of our obligations under the notes. The issuance of the notes was authorized by our Board of Executive Officers on December 14, 2009.

Litigation

Except as disclosed in this prospectus supplement and the documents incorporated by reference herein, we are not involved in any litigation, arbitration or governmental proceedings that are material in the context of the issuance of the notes. We are not aware of any such proceedings that are pending or threatened.

Significant Change

Except as disclosed in this prospectus supplement and the documents incorporated by reference herein, there has been no material adverse change in our consolidated financial position since December 31, 2009.

Interested Persons

No person involved in the offering of the notes has any interest in the offering of the notes that is material to this offering.

PROSPECTUS

Vale S.A.

Debt Securities and Guarantees

Vale Overseas Limited

Guaranteed Debt Securities

Vale S.A. may offer debt securities from time to time, and Vale Overseas Limited may offer debt securities guaranteed by Vale S.A. from time to time. A prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered.

We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in the prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

November 3, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, Vale may offer debt securities, and Vale Overseas may offer debt securities guaranteed by Vale, in one or more offerings.

This prospectus provides you only with a general description of the debt securities and guarantees that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “Vale” are to Vale S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to “Vale Overseas” are to Vale Overseas Limited. Terms such as “we,” “us” and “our” generally refer to one or both of Vale and Vale Overseas, as the context may require.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements within the meaning of the safe harbor provisions of U.S. Private Securities Litigation Reform Act of 1995. Many of those forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others. Those statements appear in a number of places and include statements regarding our intent, belief or current expectations with respect to:

•	our direction and future operation;

•	the implementation of our principal operating strategies, including our potential participation in acquisition, divestiture or joint venture transactions or other investment opportunities;

•	the implementation of our financing strategy and capital expenditure plans;

•	the exploration of mineral reserves and development of mining facilities;

•	the depletion and exhaustion of mines and mineral reserves;

•	trends in commodity prices and demand for commodities;

•	the future impact of competition and regulation;

•	the payment of dividends;

•	industry trends, including the direction of prices and expected levels of supply and demand;

•	other factors or trends affecting our financial condition or results of operations; and

•	the factors discussed in other documents incorporated by reference in this prospectus.

We caution you that forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including those identified under “Risk Factors” in our SEC reports that are incorporated by reference in this prospectus. These risks and uncertainties include factors relating to (a) the countries in which we operate, mainly Brazil and Canada, (b) the global economy, (c) capital markets, (d) the mining and metals businesses and their dependence upon global industrial production, which is cyclical in nature, and (e) the high degree of global competition in the markets in which we operate. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our SEC reports incorporated by reference in this prospectus. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

VALE S.A.

Vale is the second-largest diversified metals and mining company in the world and the largest metals and mining company in the Americas, based on market capitalization. We are the world’s largest producer of iron ore and iron ore pellets and the world’s second largest producer of nickel. We are one of the world’s largest producers of manganese ore, ferroalloys and kaolin. We also produce bauxite, alumina, aluminum, copper, coal, cobalt, precious metals, potash and other products. To support our growth strategy, we are actively engaged in mineral exploration efforts in 22 countries around the globe. We operate large logistics systems in Brazil, including railroads, maritime terminals and a port, which are integrated with our mining operations. Directly and through affiliates and joint ventures, we have investments in the energy and steel businesses.

Vale’s main lines of business are:

•	ferrous minerals, comprised of iron ore, iron ore pellets, manganese and ferroalloys;

•	non-ferrous minerals, comprised of nickel, aluminum, copper, platinum-group and other precious metals, kaolin, potash and cobalt;

•	coal; and

•	logistics, comprised of railroads, maritime terminals and a port.

Vale is a stock corporation, or sociedade por ações, duly organized on January 11, 1943, and existing under the laws of the Federative Republic of Brazil. Vale was organized for an unlimited period of time. Vale’s principal executive offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil. Its telephone number is (55-21) 3814-4477.

VALE OVERSEAS LIMITED

Vale Overseas is a finance company wholly owned by Vale. Vale Overseas’s business is to issue debt securities to finance the activities of Vale and Vale’s subsidiaries and affiliates. It has no other operations and no employees.

Vale Overseas was registered and incorporated as a Cayman Islands exempted company with limited liability on April 3, 2001, registration number 113637. Vale Overseas was incorporated for an indefinite period of time. Its registered office is at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, and its principal executive offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil. Its telephone number is (55-21) 3814-4477.

USE OF PROCEEDS

Vale

Unless otherwise indicated in an accompanying prospectus supplement, Vale intends to use the net proceeds from the sale of the debt securities for general corporate purposes.

Vale Overseas

Unless otherwise indicated in an accompanying prospectus supplement, Vale Overseas intends to on-lend the net proceeds from the sale of the debt securities to Vale or Vale’s subsidiaries and affiliates.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make a payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts with banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along to you, as an indirect holder, principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	You cannot have the debt securities registered in your own name;

•	You cannot receive physical certificates for your interest in the debt securities;

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•	The depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in a prospectus supplement, the special situations in which a global security representing our debt securities will terminate are:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; or

•	Vale, or Vale Overseas, as applicable, decides in its sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding what institutions will be the initial direct holders.

DESCRIPTION OF THE DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other specifications that will be disclosed in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in a prospectus supplement.

Indentures

Any debt securities and guarantees that we issue will be governed by an indenture. The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against Vale and Vale Overseas if Vale or Vale Overseas defaults. There are some limitations on the extent to which the trustee acts on your behalf, described below under “— Events of Default.”

•	Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Vale will issue debt securities under an indenture we refer to as the Vale indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the Vale indenture will be The Bank of New York Mellon. Vale Overseas will issue debt securities guaranteed by Vale under the Amended and Restated Indenture, dated as of November 21, 2006, among Vale Overseas, Vale and The Bank of New York, as trustee, which we refer to as the Vale Overseas indenture.

The indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the form of the Vale indenture and the Vale Overseas indenture with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Sections 1.12 and 1.14)

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series and to both the Vale and Vale Overseas indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in minimum denominations of US$1,000 and any integral multiple thereof. (Section 3.2)

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.4)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity that maintains the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Sections 3.4 and 10.2)

You will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar. (Section 3.4)

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. (Sections 3.6 and 3.1.5)

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York City. We may also choose to pay interest by mailing checks. We may also arrange for additional payment offices, and we may cancel or change our use of these offices, including the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. (Sections 2.2, 10.2 and 10.3)

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to us or (if then held in trust) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 10.3)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 1.6)

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities. Such changes may or may not require the consent of the holders, as described below. A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. Those types of changes are:

•	a change in the stated maturity for any principal or interest payment on the debt securities;

•	a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on the debt securities;

•	a change in the place of any payment on the debt securities;

•	an impairment of the holder’s right to sue for payment of any amount due on its securities;

•	a reduction in the percentage in principal amount of the outstanding debt securities needed to change the indenture or the debt securities;

•	a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•	a reduction in the percentage in principal amount of the outstanding debt securities needed to waive compliance with the indenture or to waive defaults; and

•	a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a revision or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities. (Section 9.2)

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees. (Section 9.1)

Changes Requiring Majority Approval

Each indenture provides that other changes to the indenture and the outstanding debt securities under the indenture and any waiver of any provision of the indenture must be approved by the holders of a majority in principal amount of each series of securities affected by the change or waiver. The required approval must be given by written consent. (Section 9.2)

Each indenture provides that the same majority approval would be required for Vale or Vale Overseas to obtain a waiver of any of its covenants in the applicable indenture. The covenants of Vale and Vale Overseas in each indenture include the promises Vale and Vale Overseas make about merging and creating liens on their assets, which are described below under “—Certain Covenants—Mergers and Similar Transactions” and “—Certain Covenants—Limitation on Liens.” If the holders approve a waiver of a covenant, Vale and Vale Overseas will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indentures, as it affects any security, that Vale and Vale Overseas cannot change without the approval of the holder of that security as described above in “— Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 9.2)

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment, repurchase or redemption. Debt securities held by Vale Overseas, Vale or their affiliates are not considered outstanding. (Section 1.1)

Vale or Vale Overseas will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Vale or Vale Overseas, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days). (Sections 1.4.5, 1.4.6 and 1.4.7)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “— Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity. (Section 11.1.1)

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot or, in the trustee’s discretion, pro rata. (Section 11.5)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “— Notices.” (Section 11.2)

Subject to any restrictions described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we will have the option to redeem the debt securities in whole (but not in part) if (i) as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, we are required to pay additional amounts, as described below under “— Payment of Additional Amounts,” in excess of those attributable to Brazilian or (in the case of securities issued under the Vale Overseas indenture) Cayman Islands withholding tax on the basis of a statutory rate of 15% and (ii) the obligation cannot be avoided by Vale or Vale Overseas, as applicable, after taking measures that Vale or Vale Overseas, as applicable, considers reasonable to avoid it. This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities.

If the debt securities are redeemed, the redemption price for the debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given. (Section 11.1.3)

Payment of Additional Amounts

Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture), a successor jurisdiction or any authority therein or thereof having power to tax, unless Vale or Vale Overseas, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Vale or Vale Overseas, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Vale nor Vale Overseas will have to pay additional amounts:

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such security by reason of his having some connection with Brazil or (in the case of securities issued under the Vale Overseas indenture) the Cayman Islands other than the mere holding of the security and the receipt of payments with respect to the security;

•	in respect of securities surrendered (if surrender is required) more than 30 days after the Relevant Date except to the extent that the holder of such security would have been entitled to such additional amounts on surrender of such security for payment on the last day of such period of 30 days;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture) or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and Vale or Vale Overseas, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;

•	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

•	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the security or by direct payment by Vale or Vale Overseas in respect of claims made against Vale or Vale Overseas; or

•	in respect of any combination of the above. (Section 10.7.1)

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 3.1)

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to the due date, the date on which notice is given to the holders that the full amount is so received by the trustee. The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Vale Overseas nor Vale shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. (Section 10.7.1)

In the event that additional amounts actually paid with respect to the debt securities described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result such holder is entitled to claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Vale or Vale Overseas, as the case may be. (Section 10.7.4)

Any reference in this prospectus, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities or the guarantees by Vale Overseas or Vale, as applicable, will be deemed to include any additional amount, unless the context requires otherwise, that may be payable in respect of such principal, interest or other amounts payable. (Section 10.7.5)

Certain Covenants

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, Vale and Vale Overseas will each covenant that they will not without the consent of the holders of a majority in aggregate principal amount of the securities outstanding under the applicable indenture consolidate with or merge into any other corporation or (x) in the case of Vale, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Overseas, convey or transfer all or substantially all of its properties or assets to any other person, unless:

•	the corporation formed by such consolidation or into which Vale or Vale Overseas is merged or the person which acquires by conveyance or transfer all or substantially all of the mining properties or assets of Vale or all or substantially all of the properties and assets of Vale Overseas, which we refer to as the successor corporation, will expressly assume the due and punctual payment of the principal of and interest on all the securities issued under the applicable indenture and all other obligations of Vale or Vale Overseas under the applicable indenture and the securities issued under that indenture;

•	immediately after giving effect to such transaction, no event of default with respect to any security issued under the applicable indenture will have occurred and be continuing;

•	Vale and Vale Overseas, as applicable, have delivered to the trustee under the applicable indenture (i) a certificate signed by, in the case of Vale, two executive officers of Vale and, in the case of Vale Overseas, two directors of Vale Overseas, stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all relevant conditions precedent provided in the applicable indenture have been complied with and (ii) an opinion of counsel stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all relevant conditions provided have been complied with; and

•	the successor corporation will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture), a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “— Payment of Additional Amounts,” in relation to the successor jurisdiction. (Article 8)

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, Vale or Vale Overseas under the securities with the same effect as if the successor corporation had been named as the issuer or guarantor, as applicable, of the securities issued under the applicable indenture. If a successor corporation is incorporated in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor corporation will have the right to redeem the debt securities unless Vale or Vale Overseas, as applicable, would have been entitled to redeem the debt securities in similar circumstances. (Article 8)

If the conditions described above are satisfied, neither Vale nor Vale Overseas will need to obtain the consent of the holders in order to merge or consolidate or (x) in the case of Vale, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Overseas, convey or transfer all or substantially all of its properties or assets to any other person. Also, Vale and Vale Overseas will not need to satisfy these conditions if Vale or Vale Overseas enters into other types of transactions, including the following:

•	any transaction in which either Vale or Vale Overseas acquires the stock or assets of another person;

•	any transaction that involves a change of control of Vale or Vale Overseas, but in which neither Vale nor Vale Overseas merges or consolidates; and

•	any transaction in which Vale or Vale Overseas sells or otherwise disposes of (x) in the case of Vale, less than substantially all of its mining properties or assets or (y) in the case of Vale Overseas, less than substantially all of its properties or assets.

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Vale and (in the case of securities issued under the Vale Overseas indenture) Vale Overseas will covenant that for so long as any securities remain outstanding, Vale and (in the case of securities issued under the Vale Overseas indenture) Vale Overseas will not create, incur, issue or assume any Indebtedness (as defined below) secured by any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a “Lien”), except for Permitted Liens (as defined below), without securing the outstanding securities equally and ratably therewith at the same time or prior thereto. The (1) giving of a guaranty that is secured by a Lien upon or in respect of any asset of Vale or Vale Overseas, and (2) creation of a Lien upon or in respect of any asset of Vale or Vale Overseas to secure Indebtedness that existed prior to the creation of such Lien, shall be deemed to involve the incurrence of

Indebtedness in an amount equal to the principal amount of such Indebtedness secured by such Lien. (Section 10.6)

For purposes of this covenant, “Permitted Liens” means any mortgage, pledge, lien, hypothecation, security interest or other encumbrance:

•	granted upon or with regard to any property acquired after the issue date of the series of securities by Vale or Vale Overseas, as applicable, to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purpose of financing the acquisition of such property;

•	in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;

•	arising by operation of law, such as tax, merchants’, maritime or other similar liens arising in the ordinary course of business of Vale or (in the case of the Vale Overseas indenture) Vale Overseas or Vale;

•	arising in the ordinary course of business in connection with the financing of export, import or other trade transactions to secure Indebtedness of Vale or (in the case of the Vale Overseas indenture) Vale or Vale Overseas;

•	securing or providing for the payment of Indebtedness incurred in connection with any project financing by Vale; provided that such security only extends to properties (which may include existing properties at any pre-existing site selected for expansion) which are the subject of such project financing, to any revenues from such properties, or to any proceeds from claims belonging to Vale which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such property;

•	granted upon or with regard to any present or future asset or property of Vale or Vale Overseas to (i) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A., Financiadora de Estudos e Projetos and Agência Especial de Financiamento Industrial); (ii) any Brazilian official financial institutions (including, but not limited to Banco da Amazônia S.A — BASA and Banco do Nordeste do Brasil S.A. — BNB); (iii) any non-Brazilian official export-import bank or official export-import credit insurer; or (iv) the International Finance Corporation or any non-Brazilian multilateral or government-sponsored agency;

•	existing on any asset prior to the acquisition thereof by Vale or (in the case of the Vale Overseas indenture) Vale or Vale Overseas and not created in contemplation of such acquisition;

•	created over funds reserved for the payment of principal, interest and premium, if any, due in respect of securities issued under the applicable indenture; or

•	granted after the date of the Vale indenture or the Vale Overseas indenture, as applicable, upon or in respect of any asset of Vale or Vale Overseas other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Vale’s stockholders’ equity (calculated on the basis of Vale’s latest quarterly unaudited or annual audited non-consolidated financial statements, whichever is the most recently prepared in accordance with accounting principles generally accepted in Brazil and currency exchange rates prevailing on the last day of the period covered by such financial statements).

You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if Vale Overseas chooses to apply them to that series, in which case we will so state in the prospectus supplement. (Section 12.1 of the Vale indenture; Section 13.1 of the Vale Overseas indenture)

If the applicable prospectus supplement states that full defeasance will apply to a particular series, Vale and (in the case of securities issued under the Vale Overseas indenture) Vale Overseas will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that Vale or Vale Overseas, as applicable, in addition to other actions, puts in place the following arrangements for you to be repaid:

•	Vale or Vale Overseas, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	Vale or Vale Overseas, as applicable, must deliver to the trustee a legal opinion of counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law Vale or Vale Overseas, as applicable, may make the above deposit without causing you to be taxed on the debt securities any differently than if Vale or Vale Overseas, as applicable, did not make the deposit and instead repaid the debt securities itself. (Sections 12.2 and 12.4 of the Vale indenture; Sections 13.2 and 13.4 of the Vale Overseas indenture)

If Vale or Vale Overseas ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to Vale or Vale Overseas for repayment in the unlikely event of any shortfall. However, even if Vale or Vale Overseas takes these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series, Vale or Vale Overseas can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Vale or Vale Overseas would be required to take all of the steps described above under “— Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service. (Sections 12.3 and 12.4 of the Vale indenture; Sections 13.3 and 13.4 of the Vale Overseas indenture)

If Vale or Vale Overseas were to accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•	the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is an Event of Default?”.

If Vale or Vale Overseas accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 12.3 and 12.4 of the Vale indenture; Sections 13.3 and 13.4 of the Vale Overseas indenture)

Ranking

The debt securities will rank equally with all the other unsecured and unsubordinated Indebtedness of Vale or Vale Overseas, as the case may be. The guarantees will rank equally with all other unsecured and unsubordinated Indebtedness of Vale. (Section 10.13)

Events of Default

Each indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:

•	failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•	in relation to Vale, its significant subsidiaries and (in the case of securities issued under the Vale Overseas indenture) Vale Overseas: any default or event of default occurs and is continuing under any agreement, instrument or other document evidencing outstanding Indebtedness in excess of US$50 million in aggregate (or its equivalent in other currencies) and such default or event of default results in the actual acceleration of such Indebtedness;

•	Vale or (in the case of securities issued under the Vale Overseas indenture) Vale Overseas fails to duly perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after Vale or Vale Overseas, as applicable, receives a notice of default stating that it is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;

•	Vale or a significant subsidiary of Vale or (in the case of securities issued under the Vale Overseas indenture) Vale Overseas (i) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the decree or order remains unstayed and in effect for a period of 60 consecutive days; or (ii) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, or consents to a decree or order in, or commencement of, an involuntary bankruptcy, or files or consents to the filing of a petition or answer or consent seeking reorganization or relief, or consents to the appointment of a liquidator or similar official of it or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action in furtherance of any such action, or is generally unable to make payment of its obligations as they come due;

•	any illegality event occurring and continuing under any of Vale Overseas’s debt securities outstanding as of November 13, 2006 in excess of US$50,000,000 in aggregate, which results in the actual acceleration of such debt securities; or

•	in the case of debt securities issued under the Vale Overseas indenture, a final judgment or judgments (not subject to appeal) determines the guaranty of such debt securities to be unenforceable or invalid, such guaranty ceases for any reason to be valid and binding or enforceable against Vale, or Vale or any person acting on its behalf denies or disaffirms its obligations under such guaranty. (Section 5.1)

For the purposes of this description of debt securities, “Indebtedness,” with respect to any person, means any amount payable (whether as a direct obligation or indirectly through a guaranty by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a lease with substantially the same economic effect as any such agreement or instrument and which, under U.S. GAAP, would constitute a capitalized lease obligation; provided, however, that as used in the cross-acceleration provision described in the second bullet point above, “Indebtedness” will not include any payment made by Vale on behalf of an affiliate, upon any Indebtedness of such affiliate becoming immediately due and payable as a result of a default by such affiliate, pursuant to a guaranty or similar instrument provided by Vale in connection with such indebtedness, provided that such payment made by Vale is made within five business days of notice being provided to Vale that payment is due under such guaranty or similar instrument.

For the purpose of the definition of Indebtedness, “affiliate” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof that (i) Vale directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with or (ii) in which Vale has a 20% or more holding of voting shares. (Section 1.1)

“Significant subsidiary” means, at any time, a subsidiary of which Vale’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) exceeds 10% of the total assets of the consolidated group as of the end of the most recently completed fiscal year. (Section 1.1)

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities. (Section 5.2)

Remedies upon an Event of Default

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Vale (but not any significant subsidiary) or Vale Overseas (in the case of securities issued under the Vale Overseas indenture), the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the applicable indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Vale or Vale Overseas, as applicable, has paid or deposited with the trustee under the applicable indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the applicable indenture and all amounts Vale or Vale Overseas owe the trustee; and provided further that all other defaults with respect to the debt securities of that series have been cured or waived. (Section 5.2)

The trustee is not required under either of the indentures to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.1)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee under the applicable indenture written notice of a continuing event of default;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

•	they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series. (Section 5.7)

Under each indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security and not paid in full on or after its due date by Vale or Vale Overseas. (Section 5.8)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of securities. (Section 5.13)

Vale and, in the case of the Vale Overseas indenture, Vale Overseas will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers and directors, as the case may be, that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. In addition, Vale and Vale Overseas, as applicable, will notify the trustee within 15 days after becoming aware of the occurrence of any event of default. (Section 10.4)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Additional Terms of the Vale Overseas Debt Securities

Unless otherwise specified in the applicable prospectus supplement, the Vale Overseas debt securities will have the following additional basic terms.

Guaranty by Vale

Payments of amounts due by Vale Overseas under the debt securities and the Vale Overseas indenture will be guaranteed by Vale. See “Description of the Guarantees.”

Restrictive Covenants

Vale and Vale Overseas will not make any changes to the constitutive documents of Vale Overseas that would allow Vale Overseas (1) to engage in any business or carry out any activities other than the financing of Vale and its subsidiaries by issuing securities under the Vale Overseas indenture and incidental or related activities, except as the trustee may otherwise approve if so directed by the holders of not less than 25% of the principal amount of the outstanding securities issued under the Vale Overseas indenture, or (2) to take or omit to take any action or consent to an act or omission that could lead to the entry of a decree, order or other action by a court placing Vale Overseas in bankruptcy, liquidation or similar proceedings or otherwise declaring Vale Overseas insolvent.

Vale Overseas has agreed not to, without the prior consent in writing of the trustee upon the direction of the holders of not less than 25% of the principal amount of the outstanding securities issued under the Vale Overseas indenture:

•	incur any indebtedness for borrowed moneys, other than the issue of any securities under the Vale Overseas indenture, and then only if following the issue of such further securities, Vale Overseas will not be deemed to be an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended;

•	engage in any business or carry out any activities other than the financing of Vale and its subsidiaries companies by issuing securities under the Vale Overseas indenture and incidental or related activities;

•	declare or pay any dividends, make any distribution of its assets, have any subsidiaries or employees, purchase, own, lease or otherwise acquire any real property, dispose of any part of any collateral or create any mortgage, charge, Lien or other security or right of recourse in respect thereof in favor of any person, release any party to the Vale Overseas indenture from any existing obligations thereunder or consolidate or merge with any other person (other than as provided in the Vale Overseas indenture); or

•	take or omit to take any action, or consent to actions or omissions, that could lead to the entry of a decree, order or other action by a court placing Vale Overseas in bankruptcy, liquidation or similar proceedings or otherwise declaring Vale Overseas insolvent. (Section 10.21)

Regarding the Trustee

The Bank of New York Mellon (as successor to the Bank of New York) will serve as the trustee of the debt securities under the indentures. The Bank of New York Mellon may from time to time have other business relationships with Vale, Vale Overseas and their affiliates.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guaranty that we deliver in connection with an issuance of debt securities by Vale Overseas. When Vale Overseas sells a series of debt securities, Vale will execute and deliver a guaranty of that series of debt securities under the Vale Overseas indenture.

Pursuant to any guaranty, Vale will irrevocably and unconditionally agree, upon the failure of Vale Overseas to make the required payments under the applicable series of debt securities and the Vale Overseas indenture, to make any required payment. The amount to be paid by Vale under the guaranty will be an amount equal to the amount of the payment Vale Overseas fails to make. (Article 12 of the Vale Overseas indenture)

EXPERTS

Our audited consolidated financial statements incorporated in this prospectus by reference to our report on Form 6-K furnished to the SEC on July 6, 2009, and management’s assessment of the effectiveness of our internal control over financial reporting incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York law; Mr. Fabio Eduardo de Pieri Spina, General Counsel of Vale S.A., will provide an opinion regarding the authorization of the debt securities and guarantees of Vale under Brazilian law; and Harney Westwood & Riegels will provide an opinion regarding the authorization of the debt securities of Vale Overseas under Cayman Islands law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2008, filed with the SEC on April 28, 2009 (File No. 001-15030);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our report on Form 6-K furnished to the SEC on October 29, 2009 (File No. 011-15030) disclosing (i) the results of operations of Vale for the nine months ended September 30, 2009 and 2008 and (ii) the unaudited condensed consolidated interim financial information of Vale as of September 30, 2009 and December 31, 2008 and for the three-month periods ended September 30, 2009, June 30, 2009, and September 30, 2008 and for the nine-month periods ended September 30, 2009 and 2008;

•	our report on Form 6-K furnished to the SEC on July 6, 2009 (File No. 001-15030) containing our (i) revised selected financial data and (ii) revised audited consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006;

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Vale’s Investor Relations Department located at Avenida Graça Aranha, No. 26, 12th floor, 20030-900 Rio de Janeiro, RJ, Brazil (telephone: 55-21-3814-4540).

Vale S.A.

€750,000,000 4.375% Notes due 2018

PROSPECTUS SUPPLEMENT

BNP PARIBAS	Crédit Agricole CIB	HSBC	Santander Global Banking & Markets

March 17, 2010